Exhibit 99.1

Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2013

Set forth below is a statement of estimated net income and cash available for distribution that reflects a forecast of our ability to generate sufficient earnings to make the minimum quarterly distribution on all of our outstanding common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013, based on assumptions we believe to be reasonable.

Our estimates reflect our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2013. The assumptions disclosed under “—Assumptions and Considerations” below are those that we believe are significant to our estimates. We believe our actual results of operations for the twelve months ending December 31, 2013 will be sufficient to generate our estimated net income and cash available for distribution for such period; however, we can give you no assurance that such estimates will be achieved. There will likely be differences between our estimated net income and cash available for distribution for the twelve months ending December 31, 2013 and our actual results for such period and those differences could be material. If we fail to reach our estimates for the twelve months ending December 31, 2013, we may not be able to pay cash distributions on all the common units, subordinated units and general partner interest at the minimum quarterly distribution rate or at any rate.

We do not, as a matter of course, make public projections as to future operations, earnings or other results. However, management has prepared the estimates set forth below to support our belief that we will have generated sufficient earnings from operations to provide a basis to make the minimum quarterly distribution on all our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. This prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate the estimated earnings necessary for us to have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our common units, subordinated units and the general partner interest for the twelve months ending December 31, 2013. However, this information is not historical fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. The prospective financial information included in this offering document has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report included in this offering document relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.

When considering the estimated net income and cash available for distribution set forth below you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from those supporting such estimated available cash. Accordingly, there can be no assurance that the forecast is indicative of our future performance. Inclusion of the forecast in this prospectus is not a representation by any person, including us or the underwriters, that the results in the forecast will be achieved.

We are providing the estimates and related assumptions for the twelve months ending December 31, 2013 to supplement our pro forma and historical financial statements in support of our belief that we will have sufficient earnings and therefore sufficient available cash to allow us to pay cash distributions on all of our outstanding common and subordinated units and the corresponding distribution on our general partner’s 2.0% interest for each quarter in the twelve-month period ending December 31, 2013 at our stated minimum quarterly distribution rate. Please read below under “—Assumptions and Considerations” for further information as to the assumptions we have made for the preparation of the estimated earnings set forth below. The narrative descriptions of our assumptions in “—Assumptions and Considerations” generally compare our estimated earnings for the twelve months ending December 31, 2013 with the unaudited pro forma cash available for distribution for the year ended December 31, 2011 and the twelve months ended September 30, 2012 presented under “—Pro Forma Cash Available for Distribution for the Year Ended December 31, 2011 and the Twelve Months Ended September 30, 2012.”

SunCoke Energy Partners, L.P.

Estimated Net Income and Cash Available for Distribution

	Three Months Ending				Twelve Months Ending December 31, 2013
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
	(Dollars in millions, except per unit data)
Coke sales volume (thousands of tons)	420	435	450	435	1,740
Revenues
Sales and other operating revenue	$159.9	$165.0	$168.1	$164.3	$657.3
Cost of products sold and operating expenses	122.4	127.8	127.6	125.3	503.1
Selling, general and administrative expenses(1)	4.9	4.9	4.9	4.9	19.6
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.5	3.5	3.5	3.6	14.1
Income tax expense	—	—	—	—	—
Net income attributable to the controlling and the noncontrolling interests	$21.5	$21.0	$24.2	$22.5	$89.2
Plus:
Depreciation expense	7.6	7.8	7.9	8.0	31.3
Interest expense(2)	3.5	3.5	3.5	3.6	14.1
Income tax expense	—	—	—	—	—
Cash Retained from Offering for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Less:
Ongoing capital expenditures(4)	3.5	3.5	3.5	3.5	14.0
Expansion capital expenditures	—	—	—	—	—
Accrual for replacement capital expenditure(5)	1.4	1.4	1.4	1.5	5.7
Cash interest expense	3.3	3.3	3.3	3.4	13.3
Cash outlays for environmental remediation and accrued sales discounts(3)	2.6	3.9	8.8	21.5	36.8
Distribution to non-controlling interest(6)	10.6	10.5	11.7	11.2	44.0
Estimated Cash Available for Distribution(7)	$13.8	$13.6	$15.7	$14.5	$57.6
Minimum annual distribution
Minimum annual distribution per unit (based on minimum quarterly distribution rate of $ per unit)
Distributions to public common unitholders
Distributions to SunCoke Energy, Inc. – common units
Distributions to SunCoke Energy, Inc. – subordinated units
Distributions to SunCoke Energy Partners GP LLC – general partner interest
Total distributions
Excess of cash available for distribution over aggregate annualized minimum quarterly cash distributions

(1)	Includes $2.5 million of incremental selling, general and administrative expenses that we expect to incur as a result of operating as a publicly-traded partnership and $2.4 million of allocated corporate expenses pursuant to the omnibus agreement due to the increased level of effort from corporate departments to support the partnership.
(2)	Reflects:
(i)	fees of $0.5 million related to the new $100.0 million revolving credit facility;
(ii)	interest expense related to the issuance of $150.0 million aggregate principal amount of senior notes;
(iii)	amortization of $0.4 million associated with the capitalized arrangement fee recognized over the associated term of the new revolving credit facility; and
(iv)	the amortization of $0.4 million associated with the debt financing fee amortized over the life of the senior notes.
(3)	Reflects the portion of the $67.0 million retained from the net proceeds of this offering for identified environmental capital expenditures that we expect to expend during the forecast period, and the $12.4 million retained from the net proceeds of this offering to pay sales discounts related to tax credits owed to our customers.
(4)	Ongoing capital expenditures were determined by our general partner. Ongoing capital expenditures are those capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures. Please read “—Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(5)	Reflects an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Please read “—Estimated Net Income and Cash Available for Distribution for the Twelve Months Ending December 31, 2012—Capital Expenditures.”
(6)	Distributions to noncontrolling interest represents distributions made from Haverhill Coke Company LLC and Middletown Coke Company, LLC to a subsidiary of our sponsor. Distributions by Haverhill and Middletown will be made 65% to us and 35% to a subsidiary of our sponsor. Distributions to noncontrolling interest is determined prior to deductions incurred by us but not incurred by Haverhill or Middletown. The deductions in the table above that are incurred by us and not incurred by Haverhill and Middletown are as follows:
•	accrual for replacement capital,
•	cash interest expense, and
•	incremental selling, general and administrative expense

Since we have deductions which Haverhill and Middletown do not have, Haverhill and Middletown may be able to make distributions to us and to the subsidiary of our sponsor when we are unable to make distributors to our equityholders.

The amount of “distribution to non-controlling interest” for each period in the table above can be determined by adding back to “cash available for distribution” for each period the following amounts shown for each period and then multiplying the sum by 35%:

•	distribution to non-controlling interest
•	cash interest
•	incremental selling, general and administrative expense
•	accrual for replacement capital expenditures

As stated above, 35% is the share of distributions from Haverhill and Middletown going to the subsidiary of our sponsor. Our share is 65%.

(7)	We believe that our estimated cash available for distribution is substantially equivalent to pro forma operating surplus generated during the same period. For more information, please see “How We Make Distributions to Our Partners—Operating Surplus and Capital Surplus.”

Assumptions and Considerations

Generally, our forecast for the twelve months ending December 31, 2013 is based on the following assumptions:

•	Our coke production and sales volumes will be at or in excess of our stated cokemaking capacity, but at or below the contract maximum production levels in our coke sales agreements.

•	We will meet or exceed our contractual coal-to-coke yields allowing us to pass-through substantially all coal costs to our customers according to the provisions of our coke sales agreements.

•

We will operate within targeted operating expense levels allowing us to pass-through substantially all operating and maintenance costs, through annual budgets agreed to with our customers or index-adjusted operating fees according to the provisions of our coke sales agreements.

Given the pass-through provisions in our coke sales agreements, increases in our major costs of production generally lead to approximately equal increases in our revenues if we achieve targeted coal-to-coke yields and production levels. As a result, our profitability (on an absolute basis or a per ton of coke sold basis) is generally not affected by changes in market prices for coal or other inputs.

Additionally, our Middletown facility commenced operations in the fourth quarter of 2011 and did not operate at full capacity until the end of the first quarter of 2012. The startup impacts the comparability of the forecast period ending December 31, 2013 and the twelve months ended September 30, 2012 and December 31, 2011 on a pro forma basis.

Coke Sales and Production Volumes. Our coke sales volumes for the twelve months ending December 31, 2013 are projected to be approximately 1,740,000 tons as compared to approximately 1,678,000 tons for the twelve months ended September 30, 2012. Our Middletown facility is expected to operate at full capacity for the entire forecast period, producing an additional 86,000 tons as compared to the twelve months ended September 30, 2012 and an additional 532,000 tons as compared to the twelve months ended December 31, 2011. Generally, our sales volumes and production volumes differ by immaterial amounts for any given period. Consequently, we assume that our sales and production volumes will be equal in the forecast period. However, because we sell coke to ArcelorMittal on a delivered basis from Haverhill, coke inventory can fluctuate based on the train delivery timing with the customer and therefore sales and production volumes may differ from time to time.

Sales and Other Operating Revenue. Total sales revenues, net of sales discounts, are projected to be approximately $657.3 million for the twelve months ending December 31, 2013, as compared to $694.1 million for the twelve months ended September 30, 2012 on a pro forma basis and $449.8 million for the twelve months ended December 31, 2011 on a pro forma basis. We expect total sales to decrease from the twelve months ended September 30, 2012 primarily due to a decrease in coal pass-through costs per ton at both Haverhill and Middletown, partially offset by higher volumes at Middletown. We expect total sales to increase over the twelve months ended December 31, 2011 primarily from the startup of our Middletown facility, which will operate at full capacity for all twelve months ending December 31, 2013.

•

Coke Sales Revenue. Our coke sales for the twelve months ending December 31, 2013 are projected to be approximately $610.3 million as compared to $655.7 million for the twelve months ended September 30, 2012 on a pro forma basis and $422.0 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, we expect coke sales revenue to decrease due to lower coal pass-through costs per ton at both Middletown and Haverhill, partially offset by higher volumes at Middletown. Coal procurement costs per ton, which are passed through to our customers, are projected to be lower during the twelve months ending December 31, 2013 as a result of decreased market prices since the first quarter of 2012. As compared to the twelve months ended December 31, 2011, we expect increased volume at Middletown, partially offset by lower coal pass-through costs per ton at both Middletown and Haverhill, to drive higher revenues.

Additionally, sales price discounts of $4.0 million and $5.0 million were provided to our customers in connection with the sharing of nonconventional fuel tax credits for the twelve months ended September 30, 2012 and December 31, 2011, respectively. Sales price discounts are no longer applicable in the forecast period.

•

Energy Sales Revenue. Our energy sales for the twelve months ending December 31, 2013 are projected to be approximately $47.0 million as compared to approximately $38.4 million for the twelve months ended September 30, 2012 on a pro forma basis and $27.8 million for the twelve months ended December 31, 2011 on a pro forma basis. Increased energy production at our Middletown facility is expected to drive higher revenues as the facility is expected to operate at full capacity for the entire twelve-month forecast period. In the forecast period, we expect approximately 85% of our energy revenues to be derived from steam and electricity sales under fixed pricing provisions with our customers and 15% of energy revenues to be derived from sales of electricity into wholesale electricity markets at prevailing prices. We have estimated pricing for these market-based electricity sales based on recent settlements of NYMEX futures prices for electricity delivered to the PJM-West market hub adjusted for location differences to our facilities.

Cost of Products Sold and Operating Expenses. Cost of products sold and operating expenses are projected to be approximately $503.1 million for the twelve months ending December 31, 2013, as compared to $563.9 million for the twelve months ended September 30, 2012 on a pro forma basis and $367.2 million for the twelve months ended December 31, 2011 on a pro forma basis. As compared to the twelve months ended September 30, 2012, the decrease in cost of products sold and operating expenses is expected to be driven by lower purchased coal costs, partially offset by higher coke production volumes from the startup of our Middletown facility. As compared to the twelve months ended December 31, 2011, the increase in cost of products sold and operating expenses is expected to be driven by higher coke production volumes from the startup of our Middletown facility, partially offset by lower purchased coal costs.

Selling, General and Administrative Expenses (“SG&A”). SG&A is projected to be approximately $19.6 million for the twelve months ending December 31, 2013, as compared to $24.6 million for the twelve months ended September 30, 2012 on a pro forma basis and $25.7 million for the twelve months ended December 31, 2011 on a pro forma basis. SG&A in the prior periods is not comparable as it includes start-up costs and legal expenses at Middletown that we do not expect to incur in the future. Additionally, indirect corporate overhead attributable to the operations of the Partnership will be allocated pursuant to the omnibus agreement. We estimate that such allocation will result in a reduction of allocated corporate overhead costs as compared to the allocations in our historical financial statements.

Depreciation Expense. Depreciation expense is projected to be approximately $31.3 million for the twelve months ending December 31, 2013, as compared to $30.3 million for the twelve months ended September 30, 2012 and $18.6 million for the twelve months ended December 31, 2011 on a pro forma basis. Depreciation expense is projected to increase due to a full year of depreciation related to our Middletown facility and the depreciation of ongoing capital expenditures placed in service after September 30, 2012.

Interest Expense. Interest expense for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $14.1 million.

Cash Interest. Cash interest for the twelve months ending December 31, 2013 is expected to be unchanged versus the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis at approximately $13.3 million.

Income Tax Expense. We expect to incur no income tax expense for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities for federal income tax purposes in the forecast period. Because the income earned by our process steam and power generation subsidiaries may not be qualifying income for U.S. federal income tax purposes, if the income generated by these subsidiaries increases as a percentage of our total gross income, we may choose to have one or both of these subsidiaries treated as a corporation for U.S. federal income tax purposes. For a discussion of qualifying income, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status.”

Ongoing Capital Expenditures. Ongoing capital expenditures are expected to be approximately $14.0 million for the twelve months ending December 31, 2013, as compared to $10.8 million and $6.3 million for the twelve months ended September 30, 2012 and December 31, 2011, respectively, on a pro forma basis. Ongoing capital expenditures are expected to increase due to the startup of our Middletown facility, which will require ongoing capital expenditures as an operating facility. Additionally, ongoing capital expenditures at Haverhill are expected to be higher versus the prior periods due to timing of ongoing capital projects.

Increased Working Capital and Other. We do not expect to require additional working capital for the twelve months ending December 31, 2013. During the twelve months ended September 30, 2012, we incurred $44.0 million in additional working capital, primarily due to receipt of a customer payment one day subsequent to period end as the month of September ended on a Sunday as well as the completion of coal inventory stocking at Middletown. During the twelve months ended December 31, 2011, we incurred $28.7 million in additional working capital, primarily due to the initial build of coal inventory for the startup of Middletown. We do not expect similar requirements in the forecast period, including any net material changes to the combination of our accounts receivable, inventories, accounts payable and other accrued assets and liabilities.

Cash Income Taxes. We expect to incur no cash income taxes for the twelve months ending December 31, 2013. We expect our energy producing subsidiaries to be disregarded entities in the forecast period.

Our Regulatory, Industry and Economic Factors

Our forecast of our results of operations for the twelve months ending December 31, 2013 is based on the following assumptions related to regulatory, industry and economic factors:

•

There will not be any new federal, state or local regulations affecting our operations or those of our customers, or any new interpretations of existing regulations, that will be materially adverse to our business during the twelve months ending December 31, 2013.

•	There will not be any major adverse changes affecting our operations or those of our customers during the twelve months ending December 31, 2013.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

•	Industry, insurance and overall economic conditions will not change substantially during the twelve months ending December 31, 2013.

•	There will not be any material nonperformance by our customers.

Capital Expenditures

We distinguish between ongoing capital expenditures and estimated replacement capital expenditures. Ongoing capital expenditures are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capital expenditures also include new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described more fully in the next paragraph. Examples of ongoing capital expenditures include expenditures associated with the replacement of coke ovens and other equipment and maintaining the integrity and safety of our coke ovens to comply with environmental regulations. Given the nature of our business, we expect that our ongoing capital expenditures will be reasonably predictable, and we do not expect the amount of our actual ongoing capital expenditures to differ substantially from period to period.

Estimated replacement capital expenditures represent an annual accrual necessary to fund our share of the estimated cost to replace or rebuild our facilities at the end of their working lives. Actual replacement capital expenditures may also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of the construction to replace a major capital asset during a construction period. Because our replacement capital expenditures will be irregular, the amount of our actual replacement capital expenditures will likely differ substantially from period to period, which would cause fluctuations in operating surplus if we subtracted actual replacement capital expenditures from operating surplus. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our partnership agreement will require that an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives be subtracted from operating surplus each quarter, as opposed to any amount actually spent.

Our partnership agreement requires that, on a quarterly basis, we subtract from operating surplus (i) our actual ongoing capital expenditures, and (ii) an amount equal to the average quarterly estimated replacement capital expenditures that we will incur over the long term to replace our major capital assets at the end of their working lives. The portion of estimated replacement capital expenditures being deducted from operating surplus will be subject to review and prospective change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our replacement capital expenditures, such as a major acquisition. Our partnership agreement does not cap the amount of replacement capital expenditures that our general partner may estimate. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.